Exhibit 10.21

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of January 15, 2014, with an effective date of December 22, 2013 (the “Effective Date”), by and between Ventrus BioSciences, Inc., a Delaware corporation with principal executive offices at 99 Hudson Street, New York, NY 10013 (the “Company”), and David Barrett, residing at 34 Desbrossess Street, NY, NY 10013 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has employed and desires to continue to employ Executive as Chief Financial Officer, and Executive desires to continue in the employment of the Company; and

WHEREAS, the Company and Executive previously entered into an Employment Agreement (the “Original Agreement”) as of the Commencement Date (as defined therein); and

WHEREAS, the parties now desire to enter into this Agreement, setting forth the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. The Executive will continue to be employed by the Company as its Chief Financial Officer. The Executive will report to the Chief Executive Officer and the Audit Committee of the Company (the "Committee") and shall perform such duties as are consistent with a position as Chief Financial Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company. Executive and the Company agree that this Agreement replaces and supersedes in its entirety the Original Agreement, and that the Original Agreement is of no further force or effect as of the Effective Date.

(b)Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2. Term. The Executive's employment under this Agreement shall be deemed to commence on the Effective Date and shall continue for a term of two (2) years (the "Initial Term"), unless sooner terminated pursuant to Section 9 of this Agreement. This Agreement will automatically be extended for additional one (1) year periods (each an “Additional Term” and, together with the Initial Term, the “Term”) unless the Company notifies the Executive in writing that it intends to not extend this Agreement at least one hundred eighty (180) days prior to the expiration of the then current Term; provided, however, that the Company’s failure to provide the Executive with such notice shall not constitute termination by the Executive for Good Reason (as defined in Section 9(d) hereof).

3. Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Executive hereunder shall be performed at the principal executive offices of the Company during the Term.

4. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. Throughout the Term, the Company shall pay Executive an annual salary (the “Base Salary”) equal to three hundred thousand dollars ($300,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed by the Chief Executive Officer and the Audit Committee no less frequently than annually, and may be increased (but not decreased).

(b) Annual Milestone Bonus. At the sole discretion of the Board, the Executive may receive a discretionary bonus on each anniversary of the Effective Date during the Term (the “Annual Milestone Bonus”) in an amount up to fifty percent (50%) of his then current Base Salary based on the attainment by the Executive of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Executive, prior to the start of each anniversary of this Agreement. The Milestones for the first year of this Agreement shall be established by the Board, after consultation with the Executive, subsequent to, but not more than sixty (60) days following, the Effective Date. The Milestones for each subsequent year shall be established by the Board, after consultation with the Executive, at least sixty (60) days prior to each anniversary of this Agreement. The Annual Milestone Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion, provided, however, if the Board determines to pay the Executive in installments, such installments shall be no less frequently than monthly, and shall be over a time period not to exceed four (4) months, unless otherwise agreed by the Executive in writing. Notwithstanding the foregoing, the Annual Milestone Bonus, if any, for a given year will be paid in full no later than March 15 of the calendar year immediately following the calendar year for which the Annual Milestone Bonus, if any, is earned.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(d) Equity. On or about December 22, 2010, the Company granted Executive an option to purchase 305,920 shares of the Company’s Common Stock (the “Original Stock Options”), pursuant to the Original Agreement. On or about January 15, 2012, the Company granted Executive an option to purchase 40,000 shares of the Company’s Common Stock (the “Second Stock Options”). On or about April 5, 2013, the Company granted Executive 200,000 restricted stock units (the “Restricted Stock Units”). In connection with the execution of this Agreement, the Company hereby grants to the Executive an option (the “New Stock Options” and with the Original Stock Options, Second Stock Options, Restricted Stock Units and any subsequently granted equity or derivative securities, the “Equity Awards”) to acquire, at the closing price of the Common Stock on the date preceding the date such grant is or was approved by the Board of Directors, 213,000 shares of Common Stock. The New Stock Options shall be governed by the Company’s 2010 Equity Incentive Plan and, in connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which, among other things, shall (A) provide for a ten (10) year term and (B) provide for the Stock Options to vest one-third on each of the first, second and third anniversaries of the Effective Date. The Original Stock Options, Second Stock Options, New Stock Options and any subsequently granted stock options are referred to herein as the “Stock Options”.

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(e) Expenses. The Company shall provide Executive with a corporate credit card for business use, and shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "Fringe Benefits”) as the Company shall make available to its senior executives from time to time. In addition, the Company shall reimburse the Executive for his reasonable licensing fees, continuing professional education, and other professional dues. Company shall also name Executive as a covered person under its Directors & Officers insurance policies.

(g) Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) nonconsecutive weeks per annum, in addition to holidays observed by the Company. Unless otherwise provided by the Company’s vacation policy, the Executive shall not be entitled to carry any unused, accrued vacation forward from one year of employment to the next, and any such vacation days will be forfeited without payment. In addition, the Executive will forfeit payment for any unused, accrued vacation upon termination of employment, subject to applicable law.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company or third parties with whom the Company has an obligation of confidentiality, relating to and used in the Company’s business (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive further agrees that if any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential and Proprietary Information for purposes of this Agreement. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information. The Executive agrees, during and after the Term, except as reasonably necessary for the fulfillment of his duties under this Agreement: (i) not to use any such Confidential and Proprietary Information for himself or others; (ii) to keep confidential and not disclose or make accessible to any other person or entity any Confidential and Proprietary Information; and (iii) not to take any Company Confidential and Proprietary Information (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from the Company’s offices at any time. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon termination of employment, or at any time upon the Company’s request.

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(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company. The restrictions in this Section 6(b) and in Section 6(a) above will not apply to any information that Executive is required to disclose by law, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the course of his employment by the Company or that result from work performed by Executive for the Company, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

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(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that, while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7. Non-Competition and Non-Solicitation. The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and will become knowledgeable of and familiar with the Company’s customers as well as the Company’s business. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. Therefore, Executive covenants and agrees as follow:

(a) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below:

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(i) “Business” means (A) the development of novel prescription drugs for the specific disease treatment of hemorrhoids, anal fissures, and fecal incontinence, provided that the Company actively engages in such business during the Term; and (B) any other business that the Company is actively engaged in at the time of the date of termination, provided that this clause (B) shall only apply if Executive is involved with that other business.

(ii) “Customer” means (A) any person or entity who is or was a customer of the Company at the time of, or during the six (6) month period prior to, the date of Executive’s termination and with whom Executive had dealings on behalf of the Company in the course of his employment with the Company, or about whom Executive received Confidential Information in the course of his employment with the Company, and (B) any prospective customer to whom, within the six (6) month period prior to the Executive’s date of termination, the Company had submitted proposals to for services of which Executive has knowledge, whether or not such proposals have yet to be executed into contracts, provided that, the Company has a legitimate expectation of doing business with such prospective customer, and provided further that the Executive has had material business contacts with such prospective customer on behalf of the Company, whether such contact was initiated by the prospective customer or by Executive.

(iii) “Company Employee” means (A) any person who is an employee of the Company at the time of the date of Executive’s termination of employment, and (B) any person who was an employee of the Company during the six (6) month period prior to, the termination of Executive’s employment.

(iv) “Person” means any person, firm, partnership, joint venture, corporation or other business entity.

(v) “Restricted Period” means the period commencing on the date of Executive’s termination of employment and ending twelve (12) months thereafter, provided, however, that this period will be tolled and will not run during any time Executive is in violation of this Section 7, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section.

(vi) “Restricted Territory” means any country in which the Company does business as of the Executive’s date of termination, including without limitation each country to which the Executive directed or in which Executive performed employment-related activities on behalf of the Company at the time of, or during the six (6) month period prior to, the Executive’s date of termination and each country in which the Company is actively preparing to conduct business within the six (6) month period immediately following the Executive’s date of termination, provided that Executive is materially involved in such preparations; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, the United States of America; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, any state, province or similar geographic subdivision in which the Company does business as of the Executive’s date of termination, including without limitation each state to which the Executive directed or in which Executive performed employment-related activities on behalf of the Company at the time of, or during the six (6) month period prior to, the date of termination; or if that geographic territory is deemed by a court of competent jurisdiction to be overly broad, the State of New York.

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(b) Non-Competition. During his employment with the Company, Executive will not, on his own behalf or on behalf of any other Person, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company and during the Restricted Period, Executive will not (i) engage in the Business in the Restricted Territory, or (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any Person engaging in the Business, whether as employee, consultant, or otherwise, (A) in which Executive will have duties, or will perform or be expected to perform services for such Person, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the Executive’s date of termination, or (B) in which Executive will use or disclose or be reasonably expected to use or disclose any Confidential and Proprietary Information of the Company for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to the Business. For purposes of clarification, nothing contained in this Section 7(b) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation.

(c) Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert or encourage any Customer for purposes of marketing, selling or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii) Induce, encourage or attempt to induce or encourage any Customer to reduce, limit or cancel its business with the Company;

(iii) Induce, encourage or attempt to induce or encourage any Customer to purchase or accept products or services competitive with those offered by the Company from any Person (other than the Company) engaging in the Business;

(iv) Otherwise interfere or engage in any conduct that would have the effect of interfering, in any manner, with the business relationship between the Company and any of the Company’s Customers; or

(v) Solicit, induce, or attempt to solicit or induce any Company Employee or any independent contractor (who is then engaged by the Company or was engaged by the Company in the prior six (6) months) to terminate his or her employment or engagement with the Company or to accept employment or engagement with any Person engaging in the Business within the Restricted Territory.

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(d) Direct Employment or Engagement by Customer. During his employment with the Company and during the Restricted Period, Executive will not be employed or engaged (as an employee, contractor, consultant or otherwise) directly by, or solicit employment or engagement by, any Person who, during the Term of this Agreement, was an agent or Customer of the Company with whom Executive worked during his employment with the Company in a position or capacity in which Executive will be performing services for such Customer that are the same as, or substantially similar to, those services provided by Executive for the Customer during Executive’s employment with the Company. For the avoidance of doubt, the terms “agent” and “Customer” will not include any investment bank, investor, lender or other financial intermediary which may represent, invest in or otherwise deal with the Company.

(e) Enforcement. In the event that the Executive breaches or threatens to breach any provisions of Section 6 or this Section 7, then the Company will suffer irreparable harm and monetary damages would be inadequate to compensate the Company. Accordingly, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7, to the maximum extent permitted by law.

(f) Reasonableness and Severability. Each of the rights and remedies enumerated in Section 7(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Executive hereby acknowledges and agrees that the covenants provided for pursuant to Section 7 are essential elements of Executive’s employment by the Company and are reasonable with respect to their duration, geographic area and scope and in all other respects. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(g) Remedies. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

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(h) Survival. The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties.

(a) The Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b) The Company hereby represents and warrants to the Executive that this Agreement and the employment of the Executive hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

9. Termination. The Executive’s employment hereunder shall be terminated immediately upon the Executive’s death and may be otherwise terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure, disregard or continuing refusal by the Executive to perform his duties hereunder;

(ii) Any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii) Willful misconduct by the Executive in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Chief Executive Officer or from the Board;

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(iv) The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi) Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) business days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event he is unable to make such selection due to mental incapacity, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Executive has been unable to substantially perform his duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for 120 or more consecutive days, or more than 180 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, and paid for by the Company. Notwithstanding the foregoing, nothing herein shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans With Disabilities Act, or any other applicable law. The Company shall reimburse Executive for his actual cost of maintaining a supplementary long-term disability insurance policy during the Term up to a maximum reimbursement of $10,000 per year.

(c) The Executive’s employment hereunder may be terminated by the Company (or its successor) by written notice to the Executive upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the Effective Date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions other than a merger (1) effected exclusively for the purpose of changing the domicile of the Company or (2) effected for the purpose of obtaining a public listing and/or publicly traded securities.

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(d) The Executive’s employment hereunder may be voluntarily terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Company of the Executive's duties, responsibilities, or authority as Chief Financial Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position immediately following the Effective Date; (ii) any material reduction by the Company of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition); (iii) any requirement by the Company that the Executive locate Company headquarters, or Executive’s residence or primary place of employment, to a location outside a 30-mile radius of New York, NY; (iv) a material breach by the Company of Section 8(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive, or (v) a change in the lines of reporting such that the Executive no longer reports directly to the Chief Executive officer. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Executive notifies the Board within ninety (90) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such notice, and (z) the Executive’s voluntary termination because of the existence of one or more of the adverse events described above occurs within 24 months of the initial existence of the event.

(e) The Executive’s employment may be terminated by the Company without Cause by delivery of written notice to the Executive effective the date of delivery of such notice.

(f) The Executive’s employment may be terminated by the Executive in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

10. Compensation upon Termination.

(a) Accrued Benefits. Upon termination of Executive’s employment by either party regardless of the cause or reason, Executive shall be entitled to the following, referred to herein as the “Accrued Benefits”: (i) payment for any accrued, unpaid Base Salary through the termination date; and (ii) reimbursement for any approved business expenses that Executive has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to Executive and all Equity Awards that have not vested as of the date of termination shall be forfeited to the Company as of such date. Subject to this Section 10, Stock Options that have vested as of the Executive’s termination shall remain exercisable for 90 days following such termination.

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(b) Change of Control Severance. If the Executive’s employment is terminated by the Company during the Term in connection with or within six (6) months of the occurrence of a Change of Control, provided that Executive signs and does not revoke a general release of claims against the Company within the time period specified therein, in form and substance satisfactory to the Company (the “Release”), and provided further that such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), then the Company shall provide the following benefits to Executive, referred to herein as the “Change of Control Separation Benefits”: (i) a lump sum payment equal to eighteen (18) months of Executive’s then-current Base Salary (less applicable taxes and withholdings); (ii) the full Annual Milestone Bonus (items (i) and (ii) being the “Change of Control Separation Pay”); (iii) immediate vesting in full of all Equity Awards; (iv) extension of the exercise period for all Stock Options to the end of their term; and (v) provided that Executive properly and timely elects to continue his health insurance benefits under COBRA after the date of termination, reimbursement for Executive’s applicable COBRA premiums for a period of eighteen (18) months or until Executive becomes eligible for insurance benefits from another employer, whichever is earlier. The Change of Control Separation Pay will be paid within sixty (60) days after the termination date.

(c) Other Severance Benefits. If the Executive’s employment is terminated during the Term as a result of Executive’s Disability pursuant to Section 9(b), by the Company without Cause pursuant to Section 9(e), or by Executive for Good Reason pursuant to Section 9(d), provided that Executive signs and does not revoke the Release within the time period specified therein, and provided further that such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), then the Company shall provide the following benefits to Executive, referred to herein as the “Separation Benefits”: (i) the continued payment in installments of Executive’s then-current Base Salary (less applicable taxes and withholdings) for a period of twelve (12) months following the date of termination (the “Separation Pay”); (ii) all Equity Awards which would have become vested during the twelve (12) months following the termination date shall accelerate and vest; (iii) the extension of the exercise period for all vested Stock Options to the end of their term; and (iv) provided that Executive properly and timely elects to continue his health insurance benefits under COBRA after the date of termination, reimbursement for Executive’s applicable COBRA premiums for a period of twelve (12) months or until Executive becomes eligible for insurance benefits from another employer, whichever is earlier. The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring sixty (60) days after the termination date in an amount equal to the sum of payments of Base Salary that would have been paid if he had remained in employment for the period from the termination date through the payment date. The remaining installments will be paid until the end of the 12-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. Executive understands that if he is eligible to receive the Separation Benefits, such Separation Benefits shall be in lieu of and not in addition to any other severance benefits otherwise provided for herein, including the severance benefits described in Section 10(b) of this Agreement. Notwithstanding the foregoing, if Executive is entitled to receive the Separation Benefits but violates any provisions of this Agreement or any other agreement entered into by Executive and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits. If the Executive’s employment is terminated during the Term as a result of Executive’s death, then the Company shall provide to Executive’s estate the continued payment of Executive’s then-current Base Salary for a period of twelve (12) months following the date of termination, beginning on the Company’s first regular payday following the date of such termination.

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(d) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, except as otherwise required by law, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10. For purposes of clarification, if Executive’s employment with the Company terminates upon expiration of the Term, Executive shall only be entitled to receive the Accrued Benefits described in Section 10(a).

(e) The provisions of this Section 10 shall survive any termination of this Agreement.

11. 409A Restrictions. The intent of the parties to the Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a) To the greatest extent possible, this Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b) If any severance, compensation, or benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c) If any severance, compensation, or benefit required by the Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall made for six (6) months plus one (1) day after such separation from service (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on the New Payment Date. Thereafter, any severance, compensation, or benefit required by the Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

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(d) The provisions of this Section 11 shall survive any termination of this Agreement.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b) In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the Courts of New York County, New York, or the United States District Court for the Southern District of New York, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 12(g) below.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 12 (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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(i) As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Name: Russell Ellison, MD
Title: Chief Executive Officer

EXECUTIVE

/s/ David J. Barrett
David Barrett